Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2015 (August 21, 2015 as to Notes 2, 5, 12 and 26), relating to the consolidated financial statements of Willis Group Holdings Public Limited Company (the “Company”) appearing in the Current Report on Form 8-K of the Company dated August 21, 2015, and our report on the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ Deloitte LLP

London, United Kingdom

January 5, 2016